Exhibit 99.2

                                  Press Release

                          PACIFIC STATE BANK ANNOUNCES
                          FORMATION OF HOLDING COMPANY

     Steven A. Rosso, President and Chief Executive Officer of Pacific State Bank, announced today that effective at the close of business June 24, 2002, Pacific State Bancorp, a newly formed California corporation, became the holding company for Pacific State Bank. Mr. Rosso noted that in connection with the formation of the holding company, each share of Common Stock of the Bank outstanding immediately prior to such formation shall represent one share of Common Stock of the holding company.

     In making the announcement on behalf of the Bank's Board of Directors, Mr. Rosso indicated that the Board believes that creation of the holding company will enhance the ability of the Bank to compete with major banks in its marketing area, many of which have been similarly reorganized, will provide a broader range of business alternatives with respect to growth and access to additional capital, and, in general, represents a further step toward implementing the Bank's long-range strategic plans.

     Pacific State Bank is an independent and locally owned state licensed bank and member of the Federal Reserve System. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.